Exhibit 23


                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
El Chico Restaurants, Inc.:


We consent to incorporation by reference in the registration statements (No. 333-16699 and No. 33-63474) on Form S-8 of El Chico Restaurants, Inc. of our report dated February 6, 1997, relating to the consolidated balance sheets of El Chico Restaurants, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of El Chico Restaurants, Inc.





                                             KPMG Peat Marwick LLP



Dallas, Texas
March 25, 1997